Exhibit 2.4

                                    TERMS OF
                          CERTIFICATE OF DESIGNATION OF
                         CONVERTIBLE PREFERRED STOCK OF
                                   W3OTC, INC.


         Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of Preferred Stock shall be designated as the Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 1,000,000. The par value of each share of Preferred Stock shall be $.001. Each share of Preferred Stock shall have a stated value of $1,000 per share (the "Stated Value"). All terms defined in the Convertible Preferred Stock Purchase Agreement, dated April 6, 1999, between the Company AND the purchasers of the preferred Stock named therein (the "Purchase Agreement") and not otherwise defined herein shall have for purposes hereof the meanings provided for therein.

         Section 2. DIVIDENDS.
         (a) Holders of outstanding shares of Preferred Stock shall not be entitled to receive any dividends on the shares of Preferred Stock.

         Section 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise provided by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority in interest of the shares of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation senior to, prior to or pan passu with the Preferred Stock.

         Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay such amounts in full, then the entire assets of the Company to be distributed shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 33 1/3% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies or a reclassification of the Common Stock shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 1 The Company shall mail written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Company shall mail written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock.

         Section 5. CONVERSION.
         (a)

                  (i) Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Sections 5(aXii) and 5(C)), at the option of the holder in whole or in part at any time after the Original Issue Date of such share of Preferred Stock- The holder of the Preferred Stock shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as EXHIBIT A (the "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder of Preferred Stock delivers such Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to
                           Section 5(j). Subject to Sections 5(a)(ii) and 5(c) and, as to the original holder of the Preferred Stock (or its sole designee), subject to Section 4.3 of the Purchase Agreement, each Holder Conversion Notice, once given, shall be irrevocable. If a holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by such holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner within the time set forth in Section 5(c)) a certificate for such number of shares of Preferred Stock as have not been converted. Notwithstanding the foregoing, the conversion rights of the original holder shall be limited to the extent set forth in Section 4.3 of the Purchase Agreement.

                  (ii) If on the Conversion Date applicable to any conversion of any shares of Preferred Stock, (A) the Common Stock is then listed for trading on the Nasdaq National Market, or the Nasdaq SmallCap Market (if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to the Nasdaq SmallCap Market), (B) the Conversion Price (as defined below) then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock (after taking into account any reduction required by Section 5(c)), together with any shares of Common Stock previously issued upon conversion of Preferred Stock, and together with any shares of Common Stock issued in payment of dividends hereunder, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date of such shares of Preferred Stock (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting holder of Preferred Stock the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the converting holder shall have the option to require the Company as promptly as possible, but in no event later than 60 days after such Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company or such other procedure as shall be permissible under the General Corporation Law of the State of Delaware, all held in accordance with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of shares of Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof).

         (b) On the five (5) year anniversary of the Original Issue Date (the "Company Conversion Date") for each share of Preferred Stock that has not previously been converted, such share of Preferred Stock shall be automatically convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(c)); provided, however, that no shares of Preferred Stock shall be converted (i) unless the Company shall have duly reserved for issuance to the holder a sufficient number of shares of Common Stock to issue upon such conversion; (ii) unless all of such shares may be converted into shares of Common Stock in accordance with Section 5(a)(ii); or (iii) if an Event of Default shall have occurred hereunder and is continuing. In connection with such conversion, the Company shall deliver to the holders of such shares of Preferred Stock a written notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"). The Company Conversion Notice shall specify, the number of shares of Preferred Stock that will be subject to automatic conversion on the Company Conversion Date. The Company shall deliver or cause to be delivered the Company Conversion Notice at least two (2) Business Days before the Company Conversion Date. The holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or the Escrow Agent not later than five (5) Business Days after the Company Conversion Date. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date."

         (c) Not later than two (2) Business Days after the Conversion Date, the Escrow Agent will deliver to the holder of Preferred Stock (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to any reduction required pursuant to Section 5(a)(ii)), and (ii) one or more certificates representing the number of shares of Preferred Stock not converted. Any certificates representing shares of Common Stock to be delivered upon a conversion hereunder shall be free of restrictive legends and trading restrictions on the stock transfer books of the Company, except those contemplated by Section 4.1(b) of the Purchase Agreement. The Escrow Agent shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock and the counting of Business Days for purposes of any consequences under this Section for a failure to deliver such certificates under this Section shall not begin until certificates representing the shares of Preferred Stock to be converted are delivered for conversion to the Escrow Agent, or until the holder notifies the Company that such certificates representing the shares of Preferred Stock have been lost, stolen or destroyed and provides a bond and other supporting documentation reasonably satisfactory to the Company and the Transfer Agent (or other adequate security reasonably acceptable to the Company and the Transfer Agent) to indemnify the Company from any loss incurred by it in connection therewith, provided that, if the Company or the Transfer Agent receives the original certificates representing the shares of Preferred Stock being converted on or prior to the time specified for the delivery of such shares of Common Stock or on or prior to the time at which liquidated damages begin to accrue, the date of the Holder Conversion Notice shall be deemed to be the date of delivery of such original certificates representing the shares of Preferred Stock.

         (d)

                  (i) The conversion price for each share of Preferred Stock (the "Conversion price") in effect on any Conversion Date shall be the lesser of (x) $2.50 (the "Fixed Conversion Price"), and (y) sixty-five percent (65%) of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date (the "Floating Conversion Price").

                  (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make any distributions on shares of its Junior Securities payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, or (c) combine outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price designated in
                           Section 5(d)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
                           Section 5(D)(II) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                  (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Fixed Conversion Price designated in Section 5(D)(I) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any, but including warrants or options that would be included for purposes of determining earnings per share in accordance with generally accepted accounting principles) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any, but including warrants or options that would be included for purposes of determining earnings per share in accordance with generally accepted accounting principles) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase
                           Common Stock the issuance of which resulted in an adjustment in the Fixed Conversion Price designated in Section 5(D)(I) pursuant to this Section 5(d)(iii), if any such right or warrant shall expire and shall not have been exercised, the Fixed Conversion Price designated in Section 5(D)(I) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Fixed Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Fixed Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                  (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(D)(III) above), then in each such case the Fixed Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Fixed Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidences of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (v) All calculations under this Section 5 shall be made to the nearest 0 or the nearest 1/100th of a share, as the case may be,

                  (vi) Whenever the Fixed Conversion Price is adjusted pursuant to Section 5(d)(ii),(iii), (iv) or (v), the Company shall, promptly mail to the holders of Preferred Stock a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as would be payable to the holders of the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                  (viii)   If:

                           (A) the Company shall declare a dividend (or any other distribution) on its Common Stock (other than a subdivision of the outstanding shares of Common Stock) or shall authorize a repurchase or redemption or otherwise enter into any other transaction (including a stock split, recapitalization or other transaction) which would cause a decrease in the number of its shares of Common Stock issued and outstanding (other than transactions that similarly decrease the number of shares of Common Stock into which shares of Preferred Stock are convertible); or

                           (B)      the Company shall declare a special
                                    nonrecurring cash dividend on its then
                                    outstanding Common Stock; or

                           (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                           (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last respective addresses as they shall appear upon the Register, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, repurchase, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, repurchase, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         (e) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall, at least 30 calendar days prior to the effective date of such action, mail a written notice to each holder of Preferred Stock briefly describing the action contemplated and the material adverse effects of such action on the rights of such holders and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established IN this Section 5), of the Conversion Price (including, if necessary. any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

         (f) The Company (i) represents and warrants that as of the Initial Original Issue Date (as defined in Section 6), it has placed in escrow for issuance upon conversion of Preferred Stock, as herein provided, out of its authorized and unissued Common Stock free from preemptive rights or any other actual or contingent purchase rights of persons other than holder of Preferred Stock, One Million (1,000,000)shares of Common Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

         (g) Upon a conversion hereunder, the holder of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (h) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (i) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

         (j) Each Holder Notice of Conversion shall be given by facsimile, to the Escrow Agent no later than 4:00 pm New York Time. Upon receipt of such Notice of Conversion, the Escrow Agent shall forward such Notice of Conversion to the Company by facsimile by the end of the Business Day, on which received, assuming received by 6:00 pm New York Time and if thereafter on the next Business Day. at the facsimile telephone number and address of the principal place of business of the Company. Each Company Notice of Conversion shall be given by facsimile addressed to each holder of Preferred Stock at the facsimile telephone number and address of such holder appearing on the books of the Company as provided to the Company by such holder for the purpose of such Company Notice of Conversion, with a copy to the Escrow Agent. Any such notice shall be deemed given and effective upon the transmission of such facsimile at the facsimile telephone number specified in this Section 5(j) (with printed confirmation of transmission). In the event that the Escrow Agent receives the Notice of Conversion after 4:00 p.m. New York Time, the Conversion Date shall be deemed to be the next Business Day. In the event that the Notice of Conversion is sent after the end of the Business Day, Notice will be deemed to have been given the next Business Day- All notices or other communications hereunder shall be given, and deemed duly given and received, if given, in the manner set forth in this Section 5(j).

         Section 6. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York City, and between the hours of 9:30 am and 6:00 pm, New York time

         Common Stock" means shares now or hereafter authorized of the class of Common Stock, $.001 par value, of the Company, stock of any other class into which such shares may hereafter have been reclassified or changed and any other equity securities of the Company hereafter designated as Common Stock.

         "Conversion Amount" means, with respect to any share of Preferred Stock surrendered for conversion hereunder, the Stated Value of such share of Preferred Stock on the applicable Conversion Date.

         "Conversion Ratio" means, at any time, the quotient obtained by dividing the Conversion Amount by the Conversion Price at such time.

         "Event of Default," wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

         (a) any default by the Company to pay when due and payable dividends on any shares of Preferred Stock, either on a Dividend Payment Date or Conversion Date, or any other amounts hereunder, as and when the same shall become due and payable, either on an Interest Payment Date or the Conversion Date, by acceleration or otherwise, or, within five (5) Business Days following the delivery of notice to the Company, any fees or any other amounts payable (and not otherwise referred to in this clause (a)) by the Company under the Purchase Agreement;

         (b) the Company shall fail to timely observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Certificate of Designation, the Purchase Agreement, the Escrow Agreement, or any Warrants, and such failure or breach shall not have been remedied within five (5) Business Days after the date on which notice of such failure or breach shall have been given or such other cure period as may specifically be provided herein or in such other agreements with respect to any particular covenant, agreement or warranty;

         (c) the Company or any of its subsidiaries shall commence a voluntary case under the United States Bankruptcy Code as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of such involuntary case; or a "custodian" (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any actor failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

         (d) the Company shall fail to pay any amount of principal or interest on any mortgage, credit agreement or other facility, indenture or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company in an amount exceeding one hundred thousand dollars ($100,000) (collectively, Indebtedness"), whether such Indebtedness now exists or shall hereafter be created, when and as the same shall become due and payable, or the Company shall fail to observe or perform any term, covenant or agreement contained in any agreement or instrument evidencing or governing any of such Indebtedness if the cure period for such term, covenant or agreement contained in such agreement or instrument has run and the holder or holders of such Indebtedness or a trustee on their behalf shall have the right to cause such Indebtedness to become due prior to its stated maturity;

         (e) the Company shall have its Common Stock delisted from the NASD OTC Bulletin Board or other national securities exchange or market on which such Common Stock is listed for trading or suspended from trading thereon, and shall not have its Common Stock relisted or have such suspension lifted, as the case may be, within five days;

         (f) the Company shall fail to deliver to the Holder or to the Escrow Agent share certificates representing the Common Shares to be issued upon conversion of the Preferred Stock within 10 calendar days of the Conversion Date; or

         (g) the Company shall issue a Press Release, or otherwise make publicly known, that it was not honoring properly executed Holder Conversion Notices for any reason whatsoever

         (h) the entry of any judgments against the Company aggregating more than $100,000.

         "Initial Original Issue Date" means the Original Issue Date for the first shares of Preferred Stock issued hereunder.

         "Junior Securities" means the Common Stock and all other classes of equity securities of the Company, other than the Series B Convertible Preferred Stock.

         "Original Issue Date" shall mean, with respect to any share of Preferred Stock, the date of the first issuance of such share of Preferred Stock regardless of the number of transfers of such share of Preferred Stock and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange on which the Common Stock is then listed, as reported on Bloomberg, L.P. or if there is no such bid price on such date, then the last closing bid price on such exchange on the date nearest preceding such date, as reported on Bloomberg, UP.. or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange, the closing bid price for a share of Common Stock on such date on the Nasdaq SmallCap Market or the NASD
OTC Bulletin Board, as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices), or (c) if the Common Stock is no longer reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" bids on such date, or (d) if the Common Stock is no longer publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq National Market or Nasdaq SmallCap Market or principal national securities exchange or market on which the Common Stock has been listed or quoted, or (b) if the Common Stock is not listed or quoted on The Nasdaq National Market or Nasdaq SmallCap Market or any principal national securities exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).